Exhibit 99.1

Avnet Announces Changes to its Board of Directors

Rodney Adkins Elected Chairman; Veronica Biggins Retires; Brenda Freeman Joins Board

PHOENIX – November 16, 2018 – Avnet (Nasdaq:  AVT), a leading global technology solutions provider,  announced several changes to the Company’s Board of Directors. Rodney C. Adkins has been elected as Chairman of the Board. Adkins has been a board member since 2015. He succeeds William H. Schumann III, who served as Chairman since 2012 and as a director since 2010, who will remain on the Board of Directors. Brenda Freeman has been elected to the Board by the shareholders, while long-time board member, J. Veronica Biggins, has retired from the Board.

“Mr. Adkins has a proven track record for leading transformation initiatives in the tech industry. Along with my fellow directors, I value the expertise and insight he has provided during his time on the Board. I look forward to working with him in the Chairman role to continue our forward momentum with a concentrated focus on driving growth and value to our shareholders,” said Schumann.

Newly elected to the Board, Freeman is the Chief Marketing Officer (CMO) at Magic Leap, a private startup company focused on virtual retinal displays. Prior to Magic Leap, Freeman served as CMO for National Geographic Channel and National Geographic WILD. She also served as global head of television marketing for DreamWorks Animation. Her extensive broadcast marketing career includes similar roles at Turner Broadcasting, Nickelodeon, VH1 and MTV Networks.

Freeman serves as an independent board director for Caleres and Herman Miller, Inc., as well as a global advisory board member for Savannah College of Art and Design, and an advisory member for the University of Maryland College of Engineering. She received a B.S. in Chemical Engineering and a joint M.B.A in finance and marketing from the University of Maryland, College Park. Freeman will serve on the Audit and Corporate Governance Committees of the Board.

“I want to welcome Brenda Freeman to Avnet’s Board of Directors. She brings a fresh perspective to the board with her unique understanding of both technology and creative design combined with her exceptionally strong background in broadcast marketing,” commented Schumann.

After 21 years of exemplary service to Avnet, Biggins is retiring from Avnet’s Board of Directors. She was first elected to the Board in 1997, and during her tenure, she served on the Audit and Compensation Committees and chaired the Corporate Governance Committee.

All changes to Avnet’s Board of Directors were effective immediately following the 2018 Annual Shareholder Meeting.

Follow Avnet on Twitter: @Avnet
Follow Avnet on Instagram: http://www.instagram.com/Avnet

Connect with Avnet on Facebook: http://www.facebook.com/AvnetInc

Connect with Avnet on LinkedIn: http://www.linkedin.com/company/avnet

All brands and trade names are trademarks or registered trademarks, and are the properties of their respective owners. Avnet disclaims any proprietary interest in marks other than its own.

About Avnet

Avnet is a global technology solutions provider with an extensive ecosystem delivering design, product, marketing and supply chain expertise for customers at every stage of the product lifecycle. We transform ideas into intelligent solutions, reducing the time, cost and complexities of bringing products to market. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com. (AVT_IR)

Investor Relations Contact
Abernathy MacGregor
Ina McGuinness, 480-643-7053
investorrelations@avnet.com

Media Relations Contact

Maureen O’Leary

Avnet

Maureen.OLeary@avnet.com

480-643-7499